Exhibit (h)(15)

EXPENSE LIMITATION AGREEMENT

JANUS INVESTMENT FUND

June 30 Funds

September 11, 2025

Janus Investment Fund

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Henderson Investors US LLC (the “Adviser”) with respect to the funds listed in Schedule A (collectively, the “Funds” and each, a “Fund”). This letter is to inform you that the Adviser will waive all or a portion of its management fee (or otherwise reimburse/waive class specific expenses), as applicable, for a one-year term commencing on the effective date of the annual update to the Funds’ registration statement for the fiscal year ended June 30, 2025, under the following conditions:

For all Funds except the Global Asset Allocation Funds, Janus Henderson Developed World Bond Fund, and Janus Henderson Government Money Market Fund:

In the event the operating expenses allocated to any class of the Fund, including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees, out-of-pocket transfer agency/shareholder servicing costs, including networking/omnibus/shareholder servicing fees payable by any share class; the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions, and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

For the Global Asset Allocation Funds:

In the event the operating expenses allocated to any class of the Fund (excluding the expenses of any underlying fund), including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees, out-of-pocket transfer agency/shareholder servicing costs, including networking/omnibus/shareholder servicing fees payable by any share class; the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions, and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

For Janus Henderson Developed World Bond Fund:

In the event the operating expenses allocated to any class of the Fund, including the amount payable to the Adviser pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed the percentage of average daily net assets set forth in Schedule A, the Adviser shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by a share class of the Fund pursuant to a Rule 12b-1 Plan; shareholder servicing fees (but excluding out-of-pocket transfer agency/shareholder servicing costs, including networking/omnibus/shareholder servicing fees); the “Performance Adjustment” if the Fund has a performance-based investment advisory fee; as well as the amount of any items not normally considered operating expenses such as acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions, and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, and any indemnification related thereto), paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to the Adviser and/or by the Adviser to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

For Janus Henderson Government Money Market Fund:

For any fiscal year ending on a date on which this Agreement is in effect, the Adviser will waive and/or reimburse the total annual fund operating expenses (excluding, acquired fund fees and expenses, interest, dividends, taxes, brokerage commissions, and extraordinary expenses) for all share classes of the Fund to the extent such total annual fund operating expenses exceed certain limits, as set forth in Schedule A.

Additional Non-Standard Waiver for Janus Henderson Short Duration Flexible Bond Fund:

In addition, for any fiscal year ending on a date on which this Agreement is in effect, the Adviser shall reimburse or waive out-of-pocket transfer agency/shareholder servicing costs, including networking/omnibus/shareholder servicing fees, payable by any share class so that such fees, in the aggregate, do not exceed 0.06% of a share class’ average daily net assets. Such reimbursement or waiver shall be in addition to fees and expenses otherwise waived/reimbursed as noted above.

Additional Affiliated Fund Fee Waiver for Janus Henderson Absolute Return Income Opportunities Fund:

In addition, the Adviser will waive and/or reimburse to the Fund a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to Janus Henderson AAA CLO ETF, Janus Henderson B-BBB CLO ETF, and Janus Henderson Emerging Markets Debt Hard Currency ETF (together, the “Affiliated ETFs”) in which the Fund invests (if any), as set forth as follows:

1.

With respect to the Fund’s investments in the Affiliated ETFs, the waiver/reimbursement amount shall be equal to the amount of the Fund’s assets invested in the Affiliated ETFs, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF, less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETFs (such expenses include, but are not limited to: custody, sub-administration, and transfer agency fees and fees paid to the distributor) (the “Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Fund’s net asset value per share.

Additional Affiliated Fund Fee Waiver for Janus Henderson Flexible Bond Fund, Janus Henderson High Yield Fund, and Janus Henderson Multi-Sector Income Fund:

In addition, the Adviser will waive and/or reimburse to the Fund a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to Janus Henderson Emerging Markets Debt Hard Currency ETF (the “Affiliated ETF”) in which the Fund invests (if any), set forth as follows:

1.

With respect to the Fund’s investments in the Affiliated ETF, the waiver/reimbursement amount shall be equal to the amount of the Fund’s assets invested in the Affiliated ETF, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF, less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETF (such expenses include, but are not limited to: custody, sub-administration, and transfer agency fees and fees paid to the distributor) (the “Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Fund’s net asset value per share.

All Funds

This waiver/reimbursement will continue in effect for a one-year term commencing on the effective date of the annual update to the Fund’s registration statement for the fiscal year ended June 30, 2025, unless otherwise revised, extended, or terminated by the Trustees of the Trust.

JANUS HENDERSON INVESTORS US LLC		JANUS INVESTMENT FUND

By:	/s/ Jesper Nergaard	By:	/s/ Abigail J. Murray
	Jesper Nergaard		Abigail J. Murray
	Vice President and Head of US Fund Administration		Vice President, Secretary, and
Chief Legal Counsel

Schedule A

Fund Name	Expense Limit (%)
Asset Allocation / Multi-Asset
Janus Henderson Global Allocation Fund – Conservative	0.14
Janus Henderson Global Allocation Fund – Moderate	0.12
Janus Henderson Global Allocation Fund – Growth	0.14
Fixed Income
Janus Henderson Absolute Return Income Opportunities Fund[1]	0.63
Janus Henderson Developed World Bond Fund[2]	0.57
Janus Henderson Flexible Bond Fund[1]	0.40
Janus Henderson High-Yield Fund[1]	0.63
Janus Henderson Multi-Sector Income Fund[1]	0.64
Janus Henderson Short Duration Flexible Bond Fund[3]	0.39
Equity
Janus Henderson Adaptive Risk Managed U.S. Equity Fund	0.59
Janus Henderson International Dividend Fund	0.77
Janus Henderson Mid Cap Value Fund	0.74
Janus Henderson Small-Mid Cap Value Fund	0.74
Janus Henderson Small Cap Value Fund[4]	0.91
Money Market
Janus Henderson Government Money Market Fund
- American Cancer Society Support - Class D Shares	0.33
- American Cancer Society Support - Class T Shares	0.46
- American Cancer Society Support - Class I Shares	0.20
- American Cancer Society Support - Class N Shares	0.20
Janus Henderson Money Market Fund	n/a

[1]

The Adviser has agreed to waive and or reimburse a portion of the Fund’s management fee in an amount equal to the management fee it earns as an investment adviser to any affiliated ETFs in which the Fund invests.

[2]

The Adviser has agreed to include out-of-pocket transfer agency/servicing costs, including networking, omnibus, and servicing fees in the waiver arrangement for the Fund. Out-of-pocket transfer agency/servicing costs, including networking, omnibus, and servicing fees are not waived under the standard waiver arrangement for other Funds.

[3]

The Adviser shall reimburse or waive out-of-pocket transfer agency/servicing costs, including networking, omnibus, and servicing fees, payable by any share class so that such fees, in the aggregate, do not exceed 0.06% of a share class’ average daily net assets.

[4]	The Adviser voluntarily waives 19 basis points of the class-specific expenses incurred by Class L Shares of Janus Henderson Small Cap Value Fund.

5